Exhibit (21)

                             LA-Z-BOY INCORPORATED
                              LIST OF SUBSIDIARIES


Subsidiary                                    Jurisdiction of Incorporation
----------                                    -----------------------------
La-Z-Boy Canada, Ltd.                         Ontario, Canada

La-Z-Boy Ad Co.                               Michigan

Kincaid Furniture Company, Incorporated       Delaware

La-Z-Boy Export, Ltd.                         Barbados

LZB Finance, Inc.                             Michigan

England/Corsair, Inc.                         Michigan

LZB Properties, Inc.                          Michigan

LZB Florida Realty, Inc.                      Michigan

Centurion Furniture plc                       United Kingdom

Distincion Muebles, Sa de C.V.                Mexico

Sam Moore Furniture Industries, Incorporated  Virginia

La-Z-Boy Logistics, Inc.                      Michigan

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